EXHIBIT 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 96 to Registration Statement No. 2-10638 on Form N-1A of our report dated December 21, 2006, relating to the financial statements and financial highlights of Lord Abbett Affiliated Fund, Inc., appearing in the Annual Report on Form N-CSR of Lord Abbett Affiliated Fund, Inc. for the year ended October 31, 2006, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
New York, New York
September 10, 2007